===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            J. RAY McDERMOTT, S.A.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

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Notes:

            J. RAY MCDERMOTT, S.A.

      ----------------------------------------------------------------------
                R. E. Tetrault                           1450 Poydras Street
                Chairman of the Board and                P.O. Box 61829
[LOGO OF J.     Chief Executive Officer                  New Orleans, Louisiana
 RAY McDERMOTT,                                          70161-1829
 S.A. APPEARS                                            (504) 587-5300
     HERE]



                                 July 1, 1998

Dear Stockholder:

  You are cordially invited to the Company's Annual Meeting of Stockholders to be held on Friday, August 7, 1998, in Cabildo A and B of the Hyatt Regency New Orleans, Poydras Street at Loyola Avenue, New Orleans, Louisiana, commencing at 9:30 a.m. local time. The notice of meeting and proxy statement following this letter describe the matters to be acted upon at the meeting.

  Whether or not you personally plan to attend, please take a few minutes now to mark, sign and date the enclosed proxy card or voting instruction form and return it in the enclosed postage-paid envelope so that your shares are represented and voted at the meeting. Alternatively, you have the option of voting by calling a toll-free telephone number. If you vote by telephone, a PIN or control number has been assigned to you on the proxy card to safeguard your vote.

  Thank you for your interest in our Company.

                                          Very truly yours,

                                          /s/ R.E. Tetrault
                                          -----------------------------
                                          R. E. TETRAULT

                            J. RAY MCDERMOTT, S.A.
                              1450 POYDRAS STREET
                                P. O. BOX 61829
                       NEW ORLEANS, LOUISIANA 70161-1829

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON AUGUST 7, 1998

To the Stockholders of
J. RAY McDERMOTT, S.A.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of J. Ray McDermott, S.A., a Panama corporation (the "Company"), for the fiscal year ended March 31, 1998 will be held in Cabildo A and B of the Hyatt Regency New Orleans, Poydras Street at Loyola Avenue, New Orleans, Louisiana, on Friday, August 7, 1998, at 9:30 a.m. local time, for the following purposes:

  (1) To elect three Directors; and

  (2) To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

  The Board of Directors has fixed the close of business on June 26, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and at any adjournment(s) thereof.

  PLEASE INDICATE YOUR VOTE AS TO THE MATTERS TO BE ACTED UPON AT THE MEETING
(A) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND PROMPTLY RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR (B) BY CALLING THE TOLL-FREE TELEPHONE NUMBER, AS DESCRIBED IN THE ENCLOSED PROXY CARD. THIS WILL ENSURE THAT YOUR VOTE IS COUNTED, WHETHER OR NOT YOU ATTEND THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON AT THAT TIME.

                                          By Order of the Board of Directors,

                                          /s/ S. Wayne Murphy
                                          -----------------------------
                                          S. WAYNE MURPHY
                                          Secretary

Dated: July 1, 1998

                            J. RAY MCDERMOTT, S.A.
                              1450 POYDRAS STREET
                                P. O. BOX 61829
                       NEW ORLEANS, LOUISIANA 70161-1829

                               ----------------

                          PROXY STATEMENT FOR ANNUAL
               MEETING OF STOCKHOLDERS TO BE HELD AUGUST 7, 1998

                               ----------------

                              GENERAL INFORMATION

  This Proxy Statement is being furnished and the accompanying proxy card ("Proxy") is being solicited by the Board of Directors of J. Ray McDermott, S.A. (the "Company"). The Company will bear all expenses incurred in connection with such solicitation, which is expected to be primarily by mail. Morrow & Co., Inc. has been engaged to assist in the delivery of proxy materials for a fee of $1,500 plus out-of-pocket expenses. Brokerage houses, banks and other custodians, nominees and fiduciaries will be reimbursed for their customary out-of-pocket and reasonable expenses incurred in forwarding proxy materials to their clients who are beneficial owners of shares. You are urged to sign and date the enclosed Proxy and return it as promptly as possible in the envelope enclosed for that purpose. You also have the option of voting by calling a toll-free telephone number. The telephone voting procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that instructions have been recorded properly. Instructions for voting by telephone are set forth in the enclosed Proxy.

  You may revoke your Proxy at any time prior to its exercise by written notice to the Secretary of the Company, by submission of a later dated Proxy or by voting in person at the meeting. This Proxy Statement is first being mailed to stockholders on or about July 1, 1998.

VOTING AT MEETING

  Only holders of record of the Company's Common Stock, $.01 par value per share ("Common Stock"), and the Company's Series A $2.25 Cumulative Convertible Preferred Stock, $.01 par value per share ("Series A Preferred Stock"), at the close of business on June 26, 1998 (the "Record Date"), will be entitled to notice of, and to vote at, the Annual Meeting. Each outstanding share of Common Stock and each outstanding share of Series A Preferred Stock is entitled to one vote per share, with all holders thereof voting as a single class on the matters to be acted upon at the Annual Meeting. There were outstanding on the Record Date 40,935,340 shares of Common Stock and 3,200,000 shares of Series A Preferred Stock. On the Record Date, 24,668,297 shares of Common Stock and all of the outstanding 3,200,000 shares of Series A Preferred Stock (or approximately 63% of the total votes entitled to be cast at the meeting) were held by McDermott International, Inc. ("McDermott International") with its address at 1450 Poydras Street, New Orleans, Louisiana 70112-6050.

  A majority of the voting power of the outstanding shares of Company stock present in person or by proxy will constitute a quorum at the meeting. Directors are elected by the affirmative vote of a majority of the voting power of the shares of Company stock represented at the meeting. The Company's Board of Directors has designated each of those persons named in the enclosed Proxy, with full power of substitution, to represent and vote at the meeting those shares represented by valid Proxies. All shares represented by valid Proxies will be voted in accordance with the choice made by the stockholder as to the election of Directors. If a choice is not made, the Proxy will be voted FOR the election of Directors as described under "ELECTION OF DIRECTORS". McDermott International has informed the Company that it will vote its shares of Common Stock and Series A Preferred Stock representing approximately 63% of the total votes entitled to be cast at the meeting in favor of the nominees for Director. We do not know of any other matters to be presented at or acted upon at the meeting, but should any other matters requiring a vote arise, including a question of adjourning the meeting, the persons named as proxies in the enclosed Proxy will vote thereon in accordance with their judgment.

ANNUAL REPORT

  Securities and Exchange Commission ("SEC") rules require that an annual report precede or accompany proxy materials. More than one annual report need not be sent to the same address if the recipient agrees. If more than one annual report is being sent to your address, the mailing of duplicate copies will be discontinued if you so request. You may so request by marking the appropriate box on the Proxy (or by telephone) for any account for which you do not wish to receive an annual report.

                             ELECTION OF DIRECTORS

  The Company's Certificate of Incorporation provides for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office for each class expiring on the date of the third annual stockholders' meeting for the election of directors following the most recent election of directors for such class.

  Since last year's Annual Meeting, Sean C. O'Keefe has been elected a Director by the Company's Board. The term of office of the Company's Class I Directors, William J. Johnson, Robert H. Rawle and Roger E. Tetrault, will expire at this year's Annual Meeting. Upon the nomination of the Board of Directors at its June 2, 1998 meeting, Messrs. Johnson, Rawle and Tetrault are standing for re-election as Class I Directors at this year's Annual Meeting. If elected, each of Messrs. Johnson, Rawle and Tetrault will hold office until the Company's Annual Meeting in 2001 and until his successor is elected and qualified.

  Unless otherwise directed, the persons named as proxies in the enclosed Proxy intend to vote FOR the election of the nominees. If any nominee should become unavailable for election, the shares will be voted for such substitute nominee as may be proposed by the Board of Directors. No circumstances are now known, however, that would prevent any of the nominees from serving. Set forth under "Class II Directors" and "Class III Directors" are the names of the other Directors of the Company currently in office. Class II Directors will continue to serve until the Company's Annual Meeting of Stockholders in 1999 and Class III Directors will continue to serve until the Company's Annual Meeting of Stockholders in 2000.

  Set forth below is certain information (ages as of August 7, 1998) with respect to each nominee for election as a director and each Director of the Company.

                                                                      DIRECTOR
NAME AND PRINCIPAL OCCUPATION                                     AGE  SINCE
-----------------------------                                     --- --------
                        CLASS I NOMINEES
William J. Johnson...............................................  64   1997
President and a director of JonLoc Inc., an oil and gas company of which he and his family are the sole shareholders, and an independent consultant to the oil and gas industry. From 1991 to
 1994, Mr. Johnson was President and Chief Operating Officer of
 Apache Corporation. Prior thereto, Mr. Johnson held various positions in the oil and gas industry, including President and
 Chief Executive Officer of Tex/Con Oil and Gas Company,
 President USA of BP Exploration Company and President of
 Standard Oil Production Company. Mr. Johnson is a director of
 Camco International, Inc., Snyder Oil Corporation and Tesoro
 Petroleum Corporation.
Robert H. Rawle..................................................  50   1997
President and Chief Operating Officer of the Company since
 January 1997. Before assuming his present position, Mr. Rawle was Vice President and Group Executive of the Company's North,
 Central and South American Operations from January 1996, prior to which, he was Vice President, Domestic Operations of the
 Company from its formation in January 1995 to January 1996.
 Prior thereto, he was Vice President of the Domestic Operations of McDermott International's Marine Construction Services
 Division from March 1993 and Division Manager of its Southeast
 Asia Operations from January 1992 to March 1993.

                                                                       DIRECTOR
NAME AND PRINCIPAL OCCUPATION                                      AGE  SINCE
-----------------------------                                      --- --------
Roger E. Tetrault................................................   56   1997
Chairman of the Board since June 1997 and Chief Executive Officer since March 1997 of the Company and McDermott International.
 Before assuming his present positions, Mr. Tetrault was a Senior
 Vice President of General Dynamics Corporation (a supplier of weapons systems and services to the U.S. government and its allies) and President of its Land Systems Division from April
 1993; Vice President of General Dynamics and President of its
 Electric Boat Division from August 1992 until April 1993; Vice
 President and General Manager of General Dynamics' Electric Boat
 Division from August 1991 until August 1992; and prior to that, he served as a Vice President and Group Executive of McDermott
 International's subsidiary The Babcock & Wilcox Company since
 1990. He is also a director of McDermott International.
                       CLASS II DIRECTORS
Rick L. Burdick..................................................   47   1995
A partner in the law firm of Akin, Gump, Strauss, Hauer & Feld,
 L.L.P., a limited liability partnership including professional corporations, since 1988. He is also a director of Republic
 Industries, Inc and Century Business Services, Inc.
Richard E. Woolbert..............................................   64   1996
Executive Vice President and Chief Administrative Officer of the
 Company and McDermott International since February 1995, and
 Compliance Director of McDermott International from June 1997 to
 November 1997. Prior thereto, Mr. Woolbert was Senior Vice
 President and Chief Administrative Officer of McDermott
 International from August 1991. He is also a director of
 McDermott International.
                       CLASS III DIRECTORS
Robert L. Howard.................................................   62   1997
Until his retirement in March 1995, he was Vice President
 Domestic Operations, Exploration and Production, of Shell Oil
 Company ("Shell Oil") and President of Shell Western Exploration
 and Production Inc., a Shell Oil subsidiary, from 1992, and
 President of Shell Offshore Inc., another Shell Oil subsidiary, from 1985. He is also a director of McDermott International,
 Camco International, Inc., Southwest Energy Company and Ocean
 Energy, Inc.
Sean C. O'Keefe..................................................   42   1997
Formerly Secretary of the Navy, Mr. O'Keefe currently holds the
 Louis A. Bantle Chair in Business and Government Policy in the
 Maxwell School of Citizenship and Public Affairs at Syracuse
 University. He is also Director of National Securities Study at
 Syracuse University and has been on the faculty of the Maxwell
 School since 1996. Prior thereto, Mr. O'Keefe was a professor of business administration and assistant to the senior vice
 president for research and graduate education at Pennsylvania
 State University from 1993.
Cedric E. Ritchie................................................   70   1995
Chairman of the Executive Committee of the Board of The Bank of
 Nova Scotia ("BNS") from January 1995 until January 1996, prior to which, he was Chairman of the Board and Chairman of the
 Executive Committee of the Board of BNS from January 1993 and
 Chairman of the Board and Chief Executive Officer of BNS from
 December 1979. He is also a director of MacMillan Bloedel
 Limited, Minorco, NOVA Corporation of Alberta and Canadian
 National Railways.

BOARD OF DIRECTORS AND ITS COMMITTEES

  General Information. The Board of Directors of the Company has an Audit Committee, a Directors Nominating & Governance Committee and a Compensation Committee. In addition to other standing committees, the Board also established an Independent Committee in accordance with the terms of a Letter Agreement entered into between the Company and its parent company McDermott International in January 1995 (the "Letter Agreement").

  Audit Committee. The Audit Committee is currently composed of Messrs. Ritchie (Chairman), O'Keefe and Johnson. During the Company's fiscal year ended March 31, 1998 ("fiscal year 1998"), the Audit Committee met four times. The functions of the Audit Committee include (i) reviewing the accounting principles and practices employed by the Company and, to the extent the Audit Committee deems appropriate, by the Company's subsidiaries; (ii) meeting with the Company's independent auditors to review their report on their examination of the Company's accounts, their comments on the internal controls of the Company and the actions taken by management with regard to such comments;
(iii) approving professional services, including non-audit services, rendered by such independent auditors; and (iv) recommending annually to the Board of Directors the appointment of the Company's independent auditors.

  Directors Nominating & Governance Committee. The Directors Nominating & Governance Committee is currently composed of Messrs. Burdick (Chairman), Howard and Johnson. During fiscal year 1998, the Directors Nominating & Governance Committee met twice. The function of such committee is to recommend to the Company's Board of Directors (i) for approval and adoption, the qualifications, term limits and nomination and election procedures relating to the Company's directors, and (ii) nominees for election to the Company's Board of Directors. The committee will also consider qualified nominees recommended by stockholders for election as directors. Any such recommendation, together with the nominee's qualifications and consent to be considered as a nominee, should be sent to the Secretary of the Company.

  Compensation Committee. The Compensation Committee is currently composed of Messrs. Howard (Chairman), Burdick and Ritchie. During fiscal year 1998, the Compensation Committee met four times. The Compensation Committee (i) determines the salaries of all of the Company's officers elected to their positions by the Board, and also reviews and makes recommendations regarding the salaries of officers of the Company's subsidiaries; (ii) administers and makes awards under the Company's stock, incentive compensation and supplemental compensation plans and programs, and (iii) monitors and makes recommendations with respect to the Company's and its subsidiaries' various employee benefit plans, such as retirement and pension plans, thrift plans, health and medical plans, and life, accident and disability insurance plans.

  Independent Committee. Under the terms of the Letter Agreement, the Independent Committee is comprised of each member of the Company's Board of Directors who either (i) would qualify as an independent director within the meaning given to such term under the rules of the New York Stock Exchange or
(ii) is not an "Affiliate" or "Associate" (as such terms are defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of McDermott International or the Company other than solely as a result of being a director of the Company. The Independent Committee, which is currently composed of Messrs. Burdick, Howard, Johnson, O'Keefe and Ritchie, reviews and approves all significant transactions between the Company and McDermott International. See "CERTAIN TRANSACTIONS--McDermott International and Affiliates". During fiscal year 1998, the Independent Committee met three times.

DIRECTORS' ATTENDANCE AND COMPENSATION

  Directors' Attendance and Fees; Insurance. During fiscal year 1998, there were twelve meetings of the Board of Directors of the Company. Each Director attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served. No Director who is also an employee of the Company or any of its subsidiaries is paid by the Company for his services as a Director or as a member of any committee of the Board. All other Directors receive an annual stipend of $20,000 plus a fee of $1,500 for each Board or committee meeting attended and $1,000 for each telephonic Board or committee meeting in which such Director participates.

  The Company also provides travel accident insurance and health care benefits to non-employee Directors under the same terms and conditions applicable to employees.

  Non-Employee Director Stock Plan. The Company has a Non-Employee Director Stock Plan (the "Directors Plan") to encourage stock ownership by Directors, to more closely align the interests of Directors with the Company's stockholders and to provide the Company with an effective means of attracting and retaining qualified individuals to serve on the Board of Directors. The Directors Plan, which is administered by the Board of Directors, permits the Board to grant to Directors who are not employees of the Company or any of its Affiliates stock options and rights to purchase restricted stock in an aggregate of up to 100,000 shares of Common Stock. Options, which are granted at no less than 100% of the fair market value on the date of grant, are fully vested and exercisable on the date of grant and remain exercisable for not more than ten years thereafter. Rights to purchase restricted Common Stock are granted at $1.00 per share.

  Pursuant to the Directors Plan, each eligible Director is granted options to purchase at fair market value 600 shares of Common Stock on the first day of the first year of such Director's term, and 200 shares on the first day of each subsequent year during such term. Pursuant to the Directors Plan, each eligible Director also is granted the right to purchase 300 shares of restricted stock on the first day of the first year of such Director's term, and 100 shares of restricted stock on the first day of each subsequent year during such term. Shares of restricted stock purchased under grants made during a Director's term are subject to transfer restrictions and forfeiture provisions, which generally lapse at the end of such term. In the event of a change in control of the Company, all such restrictions and forfeiture provisions will lapse and options will remain exercisable throughout their term.

  During fiscal year 1998, options to acquire 1,600 shares of Common Stock were granted, and 800 shares of restricted stock were issued, under the Directors Plan.

                              EXECUTIVE OFFICERS

  Set forth below is the age (as of August 7, 1998), positions held with the Company and certain other business experience information for each of the Company's executive officers who are not Directors.

  Daniel R. Gaubert, 49, Senior Vice President and Chief Financial Officer of the Company since August 1997, prior to which he was Vice President, Finance of the Company from August 1995 and Acting Controller of the Company from February 1995 to August 1995. Mr. Gaubert has also been Senior Vice President and Chief Financial Officer of McDermott International since February 1997, prior to which, he was Vice President and Chief Financial Officer of McDermott International from September 1996, Vice President, Finance and Controller of McDermott International from February 1995, and Vice President and Controller of McDermott International from February 1992.

  Clifford E. Bell, 53, Vice President and Area Executive, Far East Operations, since March 1998, prior to which he was Vice President and Group Executive, Far East Operations, from February 1997. Before assuming his present responsibilities, he was President of McDermott Engineering Houston, LLC, a subsidiary of the Company, from April 1996 and Vice President, Engineering, of the Company from February 1995. From 1968 until January 1995, Mr. Bell held various managerial and engineering positions with McDermott International's Marine Construction Services Division.

  Gary W. Drinkwater, 53, Senior Vice President and Group Executive, Eastern Hemisphere, since March 1998, and Compliance Director of the Company since April 1997. Before assuming his present positions, he was Senior Vice President and General Manager, Project Services, from January 1997; and Vice President and General Manager, Project Services, from October 1996. Prior thereto, Mr. Drinkwater was Vice President and General Manager, Project Management, of McDermott International from April 1995 and Vice President and General Manager, Washington Operations, of McDermott International from March 1993.

  Daniel M. Houser, 44, Vice President and Area Executive, North American Operations, since March 1998, prior to which, he was Vice President and Group Executive, North American Operations, from January 1997. Prior thereto, he was General Manager, Marine, for the Company's North American Operations from February 1995 and General Manager of McDermott International's Domestic Marine Division from March 1993.

  S. Wayne Murphy, 63, Senior Vice President, General Counsel and Corporate Secretary since August 1997, prior to which, he was Acting General Counsel and Acting Corporate Secretary of the Company from February 1996. He also has been Senior Vice President, General Counsel and Corporate Secretary of McDermott International since February 1997, prior to which, he was Vice President, General Counsel and Corporate Secretary of McDermott International from June 1996; Acting General Counsel and Acting Corporate Secretary of McDermott International from February 1996; and Associate General Counsel of McDermott International from August 1993.

  Kurt S. Nelson, 49, Vice President and Area Executive, Middle East Operations, since March 1998, prior to which he was Vice President and Group Executive, Middle East Operations, from February 1997. Before assuming his present responsibilities, he was Vice President and Group Executive, Subsea Development, from September 1996 and Vice President and General Manager, Sub-Ocean, from February 1995. From March 1993 until February 1995, he was Vice President, Marine Operations, of McDermott International's Marine Construction Services Division.

  Fred R. Oehrlein, 53, Vice President and Group Executive, Western Hemisphere, since March 1998. Before assuming his present position, Mr. Oehrlein was Vice President and Group Executive, European Operations, from September 1996; Vice President and Group Executive, Project Services, of the Company from July 1996; Vice President and Group Executive of the Company's Southeast Asia Operations from February 1995; and Vice President and General Manager, Southeast Asia Operations, of McDermott International's Marine Construction Services Division from 1991.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth, as of June 2, 1998 (except as otherwise noted), the number of shares of Common Stock and McDermott International's Common Stock, par value $1.00 per share ("McDermott Common Stock"), beneficially owned by each Director, each Named Executive Officer, as defined in "COMPENSATION OF EXECUTIVE OFFICERS", and all Directors and executive officers of the Company as a group, including shares which such persons have the right to acquire within 60 days pursuant to the exercise of stock options.

                                  MCDERMOTT
                          COMMON   COMMON
NAME                       STOCK    STOCK
----                      ------- ---------
Rick L. Burdick(1)......    3,660        0
Gary W. Drinkwater(2)...    3,110   53,774
Robert L. Howard(3).....    2,000    2,965
William J. Johnson(4)...    1,420        0
Kurt S. Nelson(5).......   15,277   16,810
Fred R. Oehrlein(6).....   24,415   25,956
Sean C. O'Keefe.........      880        0
Robert H. Rawle(7)......   21,902   18,656
Cedric E. Ritchie(8)....    4,150        0
Roger E. Tetrault(9)....   36,534  124,431
R. E. Woolbert(10)......   14,066  155,843
All Directors and
 executive officers as a
 group (15 persons).....  147,059  481,378

--------
 (1) Shares owned by Mr. Burdick include 1,000 shares of Common Stock that may be acquired upon the exercise of stock options as described above, and 400 restricted shares of Common Stock as to which he has sole voting power but no dispositive power.

 (2) Shares owned by Mr. Drinkwater include 2,880 shares of Common Stock and 32,380 shares of McDermott Common Stock that may be acquired upon the exercise of stock options as described above, and 13,480 restricted shares of McDermott Common Stock as to which he has sole voting power but no dispositive power. Also includes 230 shares of Common Stock and 699 shares of McDermott Common Stock held in The Thrift Plan for Employees of McDermott Incorporated and Participating Subsidiary and Affiliated Companies (the "McDermott Thrift Plan") as of March 31, 1998.

 (3) Shares owned by Mr. Howard include 600 shares of Common Stock and 950 shares of McDermott Common Stock that may be acquired upon the exercise of stock options as described above, and 300 restricted shares of Common Stock and 475 restricted shares of McDermott Common Stock as to which he has sole voting power but no dispositive power.

 (4) Shares owned by Mr. Johnson include 200 shares of Common Stock that may be acquired upon the exercise of stock options as described above, and 100 restricted shares of Common Stock as to which he has sole voting power but no dispositive power.

 (5) Shares owned by Mr. Nelson include 10,519 shares of Common Stock and 12,100 shares of McDermott Common Stock that may be acquired upon the exercise of stock options as described above, and 4,200 restricted shares of Common Stock and 2,500 restricted shares of McDermott Common Stock as to which he has sole voting power but no dispositive power. Also includes 558 shares of Common Stock and 495 shares of McDermott Common Stock held in the McDermott Thrift Plan as of March 31, 1998.

 (6) Shares owned by Mr. Oehrlein include 17,345 shares of Common Stock and 17,680 shares of McDermott Common Stock that may be acquired upon the exercise of stock options as described above, and 6,510 restricted shares of Common Stock and 4,180 restricted shares of McDermott Common Stock as to which he has sole voting power but no dispositive power. Also includes 560 shares of Common Stock and 651 shares of McDermott Common Stock held in the McDermott Thrift Plan as of March 31, 1998.

 (7) Shares owned by Mr. Rawle include 14,234 shares of Common Stock and 12,820 shares of McDermott Common Stock that may be acquired upon the exercise of stock options as described above, and 5,300 restricted shares of Common Stock and 3,840 restricted shares of McDermott Common Stock as to which he has sole voting power but no dispositive power. Also includes 568 shares of Common Stock and 571 shares of McDermott Common Stock held in the McDermott Thrift Plan as of March 31, 1998.

 (8) Shares owned by Mr. Ritchie include 1,000 shares of Common Stock that may be acquired upon the exercise of stock options as described above, and 300 restricted shares of Common Stock as to which he has sole voting power but no dispositive power.

 (9) Shares owned by Mr. Tetrault include 104,747 shares of McDermott Common Stock that may be acquired upon the exercise of stock options as described above, and 8,100 restricted shares of Common Stock and 18,900 restricted shares of McDermott Common Stock as to which he has sole voting power but no dispositive power. Also includes 259 shares of McDermott Common Stock held in the McDermott Thrift Plan as of March 31, 1998.

(10) Shares owned by Mr. Woolbert include 9,616 shares of Common Stock and 101,980 shares of McDermott Common Stock that may be acquired upon the exercise of stock options as described above, and 4,450 restricted shares of Common Stock and 33,175 restricted shares of McDermott Common Stock as to which he has sole voting but no dispositive power. Also includes 1,593 shares of McDermott Common Stock held in the McDermott Thrift Plan as of March 31, 1998.

  Total shares beneficially owned in all cases constituted less than one percent of the outstanding shares of the applicable security, based upon total shares outstanding on June 2, 1998, plus those shares deemed to be outstanding pursuant to Rule 13d-3(d)(1) under the Exchange Act, less any shares held by subsidiaries.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table furnishes information concerning all persons known to the Company to beneficially own 5% or more of any class of voting stock of the Company.

                                                         AMOUNT AND
                                                         NATURE OF
                                NAME AND ADDRESS OF      BENEFICIAL    PERCENT
TITLE OF CLASS                   BENEFICIAL OWNER        OWNERSHIP     OF CLASS
--------------             ----------------------------  ----------    --------

Common Stock.............. McDermott International, Inc. 24,668,297(1) 60.1%(2)
                           1450 Poydras Street
                           New Orleans, LA 70112-6050
Series A Preferred Stock
 (3)...................... McDermott International,       3,200,000(4) 100.00%
                           Inc.
                           1450 Poydras Street
                           New Orleans, LA 70112-6050
--------
(1) As reported on a Schedule 13D dated February 9, 1995 filed by McDermott International.
(2) Percent of class based upon the outstanding shares of Common Stock on June 2, 1998, plus those shares deemed to be outstanding pursuant to Rule 13d-3(d)(1) under the Exchange Act.
(3) Entitles holders thereof to one vote per share, voting as a single class with holders of Common Stock.
(4) As footnoted on a Schedule 13D dated February 9, 1995 filed by McDermott International with respect to its ownership of Common Stock.

                       REPORT ON EXECUTIVE COMPENSATION

TO OUR STOCKHOLDERS

  The Compensation Committee is comprised of three independent nonemployee directors who have no "interlocking" relationships with the Company. The Compensation Committee exists to develop executive compensation policies that support the Company's strategic business objectives and values. The duties of this committee include:

 . Review and approval of the design of executive compensation programs and all salary arrangements that Company executives receive;

 . Assessment of the effectiveness of the programs in light of compensation policies; and

 . Evaluation of executive performance.

COMPENSATION PHILOSOPHY

  The Compensation Committee adheres to an executive compensation philosophy that supports the Company's business strategies. These strategies are to:

 . Maximize profits;

 . Increase stockholder value;

 . Strengthen cash flow; and

 . Be the high tech, low cost provider of products and services within our markets.

  The Compensation Committee's philosophy for executive compensation is to:

 . Emphasize at-risk compensation, while balancing short-term and long-term compensation to support the Company's business and financial strategic goals;

 . Reflect positive, as well as negative, Company and individual performance in pay;

 . Encourage equity-based compensation to reinforce management's focus on stockholder value; and

 . Provide competitive pay opportunities that will attract, retain, and develop executive talent.

  Company executives participate in a comprehensive compensation program that is built around this four-pronged philosophy. The key components of this program include base salary, annual bonus opportunities, long-term incentives (stock options and performance stock awards of restricted shares) and benefits.

  Each of these components is reviewed by the Compensation Committee as previously described. To ensure the Company's pay is comparable to median market practices, competitive market data is collected from multiple external sources. The data is collected both on an industry-specific basis and an overall industrial basis. The industry-specific comparison is collected using a group of companies that have national and international business operations and similar sales volumes, market capitalizations, employment levels and lines of business. The Compensation Committee reviews and approves the selection of companies used for this purpose and attempts to mirror the peer group reflected in the performance graph. These comparator groups, however, are not identical because the market data used by the Company is much more broad-based than the companies included in the performance graph peer group. This market information, which is reviewed annually by the Compensation Committee, is used for assessing all components of Company executives' pay.

  When setting compensation levels, the Compensation Committee considers each component of an executive's pay. Certain quantitative formulas have been adopted for the individual compensation plans themselves (e.g., incentive plans). The Compensation Committee uses a combination of the results of the performance-based compensation determiners (mathematical formulas) and discretion, depending on the particular component involved. Each component of pay is discussed in greater detail below.

BASE SALARY

  Generally, salaries reflect an individual's level of responsibility, prior experience, breadth of knowledge, personal contributions, position within the Company's executive structure, and market pay practices. Overall, salaries are targeted at the median of the market practice, with annual adjustments based upon performance. When making annual adjustments, a qualitative assessment of performance is conducted, which considers many factors including individual performance, both past and present. The factors used in making this evaluation may vary by position.

  Mr. Tetrault acts as the Company's Chief Executive Officer pursuant to an arrangement with McDermott International, the Company's parent corporation, of which he is also Chief Executive Officer. Mr. Tetrault, however, does not receive a base salary from the Company. Mr. Rawle's base salary was not increased in fiscal year 1998. No other executive officers of the Company received increases in base salary during fiscal year 1998, except in the event of a promotion.

ANNUAL BONUS

  Annual bonuses promote the Company's compensation philosophy by providing executives with short-term financial incentives to achieve corporate and individual performance goals. Annual bonus opportunities allow the Company to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals.

  In 1994, the Company adopted a Short-Term Incentive Compensation Plan to support its short-term financial focus. In 1996, the Company restated its 1994 Short-Term Incentive Compensation Plan, and such plan, as restated, was approved by the Company's stockholders. Payments under the plan are intended to comply with the deductibility requirements set forth under Section 162(m) of the Internal Revenue Code of 1968, as amended.

  For fiscal year 1998, as in the prior year, the plan was tied to net income return on capital. The plan is formula driven and self-funded, based on a minimum level of financial performance to be achieved each year (8.5% adjusted net income return on capital for fiscal year 1998). Executives' opportunities under the plan are expressed as a targeted percent of base salary. These targets, like base salary, are set at approximately the median market levels, as indicated by a group of similar companies. Mr. Rawle has a bonus target of 55% of base salary. The Compensation Committee believes the goals associated with target bonus payments are achievable yet require considerable effort and innovation on the part of each executive. Executives only receive payments under the plan if the minimum level of financial performance is reached. Financial performance at the minimum level results in bonuses of one-half the targeted amounts. If the minimum level of financial performance is exceeded, bonus payments are increased. Bonus awards are considered when the Compensation Committee reviews the Company's financial performance after the close of the fiscal year.

  Under the arrangement between the Company and McDermott International previously described, Mr. Tetrault is not eligible to receive a bonus under the Company's Short-Term Incentive Compensation Plan. Mr. Rawle, as the Company's President and Chief Operating Officer, received a bonus of $302,544 for his services for fiscal year 1998, which represents 110% of his base salary in effect at the beginning of fiscal year 1998 (versus a 55% target). Mr. Rawle's bonus reflects the Company's superior adjusted net income return on capital for fiscal year 1998 (29.3%), which greatly exceeded the minimum level of financial performance for the year. Other executives' bonuses were determined based upon the same factors.

LONG-TERM INCENTIVES

  In 1994, the Company adopted an Executive Long-Term Incentive Compensation Plan. Subsequent thereto, the plan was amended and such amendments were approved by the Company's stockholders. Compensation under the plan is intended to comply with the deductibility requirements set forth under Section 162(m) of the Internal Revenue Code, as amended. The Company's Restated 1994 Executive Long-Term Incentive

Compensation Plan, as amended, provides executives with equity-based opportunities to earn additional compensation based upon Company and stock performance over the mid- to long-term. Use of such incentives focuses management on the long-term interests of stockholders.

  The Compensation Committee considers the following multiple factors when determining award sizes. Weighting between the factors listed below is informal, not quantitative.

 . Various financial performance criteria (which may include returns on capital and assets, profitability, and stockholder return);

 . Level of responsibility;

 . Prior experience;

 . Historical award data; and

 . Market practices among similar companies.

  Stock Options. Under the plan, stock options are granted at exercise prices equal to fair market value of the underlying Common Stock on the date of grant. Executives do not realize value unless the stock price rises above the price on the date of grant. This reflects the Company's focus on increasing stockholder value.

  To reinforce the focus on creating stockholder value in the mid-term as well as long term, fiscal year 1998 options were granted with a five-year term as opposed to a ten-year term for option grants in previous years. Moreover, fiscal year 1998 option grants vest in 50% increments on the first and second anniversaries of the date of grant. Previous grants vested in one-third increments on the first, second and third anniversaries of the date of the grant.

  During fiscal year 1998, Messrs. Tetrault and Rawle were granted options to acquire 9,500 and 12,460 shares of Common Stock, respectively, at an exercise price of $37.5313 per share.

  Performance Stock Awards. Beginning in 1998, the Company modified its method of awarding restricted stock to its officers. Previously, restricted stock awards were granted annually to Company executives based upon the attainment of pre-established financial goals, such as net income return on capital, for a given year. Thereafter, 50% of the restricted stock would vest at the end of five years, with the other 50% vesting between the third and tenth anniversary of the date of grant based upon the Company's financial performance. Until such restricted stock vested, it was nontransferable and subject to forfeiture under certain circumstances. Holders of restricted stock receive dividends paid on, and are entitled to vote, such shares prior to vesting.

  For 1998, the Compensation Committee increased the "at risk" component of the Company's restricted stock program by tying the number of restricted shares awarded for such year, if any, to future stock performance. Under the new program, Company executives receive a performance stock award of restricted stock based upon salary multiples corresponding to their title and position within the Company. Performance stock awards are made as notional grants of restricted stock. No shares are issued by the Company at the time of the grant. The number of restricted shares actually received by a participant, if any, is determined on the second anniversary of the grant date by calculating the difference between the fair market value of a share of the Company's Common Stock (based upon the preceding 30 trading day average) and the fair market value of the Common Stock on the grant date. The difference is multiplied by that number of shares in an executive's notional grant and the resulting product is divided by the fair market value of the Common Stock as of the second anniversary of the grant date, calculated as described above. The resulting number is added to (in the case of an increase in share price) or subtracted from (in the case of a decrease in share price) the number of shares in an executive's notional grant. The notional grant, as adjusted (to the extent not reduced to zero), is then issued to the executive as restricted stock on the second anniversary of the grant date, for which the executive is required to pay $1.00 per share. The restricted stock vests two years thereafter. As with previous restricted stock awards, restricted shares are nontransferable and are subject to forfeiture under certain circumstances prior to vesting.

The Compensation Committee believes that the above described modification to restricted stock awards reinforces the importance of creating stockholder value because the ultimate size of each annual restricted stock award, if any, is based upon the future performance of the Company's Common Stock.

  During fiscal year 1998, Messrs. Tetrault and Rawle received performance stock awards of 3,450 and 4,760 restricted shares of Common Stock, respectively. Other officers received performance stock awards in accordance with the method described above.

BENEFITS

  Benefits offered to key executives serve a different purpose than the other elements of compensation. In general, they provide a safety net of protection against financial catastrophes that can result from illness, disability, or death. Benefits offered to key executives are generally those offered to the general employee population with some variation to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits.

POLICY WITH RESPECT TO SECTION 162(M)

  Section 162(m) of the Internal Revenue Code limits the tax deduction the Company can take with respect to the compensation of certain executive officers unless the compensation is performance-based, and the material terms of performance goals are disclosed to and approved by the Company's stockholders. The Company's executive compensation plans have received stockholder approval and were drafted with the intention that such incentive compensation qualify as performance-based compensation under Section 162(m).

  While the Compensation Committee intends to continue to rely on performance-based compensation programs, it is cognizant of the need for flexibility in making executive compensation decisions, based upon the relevant facts and circumstances, so that the best interests of the Company are achieved. To the extent consistent with this goal, the committee anticipates that such programs will continue to satisfy the requirements of Section 162(m) with respect to the deductibility of executive compensation paid.

CONCLUSION

  The Compensation Committee believes these executive compensation policies and programs serve the interests of stockholders and the Company effectively. The various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future success, thereby enhancing the value of the Company for the stockholders' benefit.

  We will continue to monitor the effectiveness of the Company's total compensation programs to meet the current needs of the Company.

                                          COMPENSATION COMMITTEE
                                          R.L. Howard, Chairman
                                          R.L. Burdick
                                          C.E. Ritchie

PERFORMANCE GRAPH

  Set forth below is a graph comparing the cumulative total stockholder return on Common Stock with the cumulative total return of the S&P 500 Index and a Peer Group Index from January 31, 1995 through March 31, 1998 (the end of the Company's last fiscal year). The Common Stock did not become publicly traded under Section 12 of the Exchange Act until January 31, 1995; therefore, return information for earlier periods is not presented. The peer group of companies consists of Baker Hughes Incorporated, BJ Services Co., Camco International, Inc., Coflexip S.A., Dresser Industries, Inc., Global Marine, Inc., Halliburton Company, Schlumberger Limited, Stolt Comex Seaway, S.A., and Tidewater, Inc.

                    COMPARISON OF CUMULATIVE TOTAL RETURN*
                J. RAY MCDERMOTT, S.A.; S&P 500; AND PEER GROUP




                       [Performance Graph appears here]

* Assumes $100 invested on January 31, 1995 in J. Ray McDermott, S.A. common stock; S&P 500; and the Peer Group and the reinvestment of dividends as they are paid.

                                        1/31/95 3/31/95 3/31/96 3/31/97 3/31/98
                                        ------- ------- ------- ------- -------
      J. Ray McDermott, S.A............ $100.00 $123.42 $ 88.57 $110.85 $192.56
      S&P 500.......................... $100.00 $107.11 $141.38 $169.37 $250.46
      Peer Group....................... $100.00 $111.61 $163.11 $216.74 $301.13

                      COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

  The following table summarizes the annual and long-term compensation for fiscal years 1998, 1997 and 1996 of the Company's Chief Executive Officer ("CEO") and four highest paid executive officers other than the CEO (collectively, the "Named Executive Officers"). Mr. Tetrault received his salary from McDermott International. Under a services agreement between the Company and McDermott International, the Company is required to pay to McDermott International $2,000,000 annually for the services of certain of McDermott International's executives who also serve as officers of the Company, including the services of Mr. Tetrault as the Company's Chairman and CEO. See "CERTAIN TRANSACTIONS--McDermott International and Affiliates". The table does not provide any compensation information relating to the services that Mr. Tetrault provided as an executive officer of McDermott International.

                          SUMMARY COMPENSATION TABLE

                                                         ANNUAL COMPENSATION(1)      LONG-TERM COMPENSATION
                                                       -------------------------- -----------------------------
                                                                                         AWARDS         PAYOUTS
                                                                                  --------------------- -------
                                                                                             SECURITIES
                                                                          OTHER              UNDERLYING           ALL
                                                FISCAL                    ANNUAL  RESTRICTED   STOCK     LTIP    OTHER
NAME                      PRINCIPAL POSITION     YEAR   SALARY   BONUS   COMP.(2)  STOCK(3)   OPTIONS   PAYOUTS COMP.(4)
----                    ----------------------- ------ -------- -------- -------- ---------- ---------- ------- --------
R.E. Tetrault.......... Chairman &               1998  $      0 $      0 $      0  $      0     9,500     $ 0    $    0
                        Chief Executive Officer  1997  $      0 $      0 $      0  $181,238   108,100     $ 0    $    0
G.W. Drinkwater(5)..... Senior VP &              1998  $215,520 $193,968 $     --  $      0     8,610     $ 0    $5,292
                        Group Executive          1997  $ 92,810 $      0 $ 18,238  $      0     8,640     $ 0    $2,453
K.S. Nelson............ VP & Area                1998  $176,280 $141,024 $165,786  $      0     6,110     $ 0    $5,139
                        Executive                1997  $154,595 $      0 $261,506  $      0     4,450     $ 0    $4,566
                                                 1996  $141,210 $ 19,606 $159,934  $ 52,320     9,570     $ 0    $4,839
F.R. Oehrlein.......... VP & Group               1998  $196,620 $176,958 $364,130  $      0     6,810     $ 0    $5,292
                        Executive                1997  $177,255 $      0 $300,455  $      0     7,590     $ 0    $5,360
                                                 1996  $151,670 $ 21,340 $156,093  $ 82,080    12,170     $ 0    $4,500
R.H. Rawle............. President &              1998  $275,040 $302,544 $    ---  $      0    12,460     $ 0    $5,228
                        Chief Operating Officer  1997  $192,540 $      0 $107,334  $      0    10,090     $ 0    $4,614
                                                 1996  $157,540 $ 27,412 $     --  $ 73,200     9,660     $ 0    $4,850

-------
(1) Includes amounts earned in the fiscal year, whether or not deferred.
(2) The aggregate value of perquisites and other personal benefits are not included if they do not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus for the applicable fiscal year. With respect to Messrs. Nelson and Oehrlein, includes commodities, services, housing, utilities, expenses and tax equalization associated with their international assignments for fiscal years 1998, 1997 and 1996. With respect to Messrs. Drinkwater and Rawle, includes relocation expenses of $16,438 and $104,465, respectively, during fiscal year 1997.
(3) Restricted stock awards were not granted to officers of the Company for fiscal years 1998 and 1997, except for Mr. Tetrault, who received a grant of 8,100 restricted shares of Common Stock in fiscal year 1997 in connection with his joining the Company. Restricted stock awards in Common Stock are valued at the closing market price of the Common Stock on the date of grant less any amounts paid by the executive officers for such awards ($1.00 per share). As of March 31, 1998, the total number of restricted shares of Common Stock held by the Named Executive Officers and their market values (based upon the closing market price on March 31, 1998 of $42.125) are as follows: Mr. Tetrault held 8,100 shares valued at $333,113; Mr. Drinkwater held 0 shares; Mr. Nelson held 4,200 shares valued at $172,725; Mr. Oehrlein held 6,510 shares valued at $267,724; and Mr. Rawle held 5,300 shares valued at $217,963. Dividends are not currently paid on the Common Stock. Grants of restricted stock generally vest fifty percent in five years with the remaining fifty percent vesting in three to ten years based on performance. In the event of a change of control of the Company, the Compensation Committee may cause all restrictions to lapse. In fiscal year 1998, instead of granting restricted stock awards, the Company granted performance stock awards, which are more fully described in the table entitled "Long-Term Incentive Plan-- Performance Stock Awards in Fiscal Year 1998".
(4) Amounts shown for fiscal year 1998 include company matching contributions to the McDermott Thrift Plan in the amount of $4,800 for each of Messrs. Drinkwater, Nelson, Oehrlein and Rawle and the value of insurance premiums paid by the Company for Messrs. Drinkwater, Nelson, Oehrlein and Rawle in the amounts of $492, $339, $492 and $428, respectively.
(5) Prior to October 1996, Mr. Drinkwater was employed by McDermott International. Compensation information for fiscal year 1997 only reflects amounts received by him from the Company for the six month period between October 1996 and March 1997.

OPTION GRANT TABLE

  Options granted in fiscal year 1998 vest in equal installments of one-half on the first and second anniversaries of the date of grant and expire five years from the date of grant. In general, vesting is contingent on continuing employment with the Company. In the event of a change in control of the Company, the Compensation Committee may accelerate the exercisability of any options outstanding. The following table provides information about option grants to the Named Executive Officers during fiscal year 1998. The Company did not grant any stock appreciation rights to its executive officers during fiscal year 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                       POTENTIAL REALIZABLE
                                                                      VALUE AT ASSUMED ANNUAL
                                                                          RATES OF STOCK
                                                                      APPRECIATION FOR OPTION
                                      INDIVIDUAL GRANTS                       TERM(1)
                         ------------------------------------------- -------------------------
                         NUMBER OF
                         SECURITIES  % OF TOTAL
                         UNDERLYING   OPTIONS                             5%          10%
                          OPTIONS    GRANTED TO  EXERCISE EXPIRATION ------------ ------------
NAME                      GRANTED   EMPLOYEES(2) PRICE(3)    DATE    DOLLAR GAINS DOLLAR GAINS
----                     ---------- ------------ -------- ---------- ------------ ------------
R.E. Tetrault
 Common Stock...........      9,500     5.43     $37.5313  02/03/03  $     98,507 $    217,676
G.W. Drinkwater
 Common Stock...........      8,610     4.93     $37.5313  02/03/03  $     89,279 $    197,283
K.S. Nelson
 Common Stock...........      6,110      3.5     $37.5313  02/03/03  $     63,356 $    140,000
F.R. Oehrlein
 Common Stock...........      6,810      3.9     $37.5313  02/03/03  $     70,614 $    156,039
R.H. Rawle
 Common Stock...........     12,460     7.13     $37.5313  02/03/03  $    129,200 $    285,499
All Stockholders(4)..... 40,767,828       --     $37.5313     --     $422,730,015 $934,122,781

--------
(1) Potential Realizable Value is based on the assumed annual growth rates for each of the grants shown over their five-year option term. For example, if the exercise price is $37.5313, a 5% annual growth rate over five years results in a stock price of $47.90 per share and a 10% rate results in a price of $60.45 per share. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock. Zero percent appreciation in stock price will result in no gain.
(2) Based on options to acquire 174,800 shares of Common Stock granted to all employees of the Company during fiscal year 1998.
(3) Fair market value on date of grant.
(4) Total dollar gains based on the assumed annual rates of appreciation indicated in the table and calculated on 40,767,828 outstanding shares of Common Stock on March 31, 1998. The Named Executive Officers' gains as a percentage of the total dollar gains shown for all stockholders is .11%

OPTION EXERCISES AND YEAR-END VALUE TABLE

  The following table provides information concerning the exercise of stock options during fiscal year 1998 by each of the Named Executive Officers and the value at March 31, 1998 of unexercised options held by such individuals. The value of unexercised options reflects the increase in market value of the Common Stock from the date of grant through March 31, 1998 (when the fair market value of the Common Stock was $42.125 per share). The actual value realized upon option exercise will depend on the value of the Common Stock at the time of exercise.

                  AGGREGATED OPTION EXERCISES IN LAST FISCAL
                    YEAR AND FISCAL YEAR-END OPTION VALUES

                                                   TOTAL NUMBER OF           TOTAL VALUE OF
                                                SECURITIES UNDERLYING   UNEXERCISED, IN-THE-MONEY
                          NUMBER OF           UNEXERCISED OPTIONS HELD           OPTIONS
                           SHARES                AT FISCAL YEAR-END      HELD AT FISCAL YEAR-END
                          ACQUIRED    VALUE   ------------------------- -------------------------
NAME                     ON EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- -------- ----------- ------------- ----------- -------------
R.E. Tetrault
 Common Stock...........       0       $--      36,034*      81,566      $675,638    $1,394,878
G.W. Drinkwater
 Common Stock...........       0       $--       2,880       14,370      $ 49,500    $  138,552
K.S. Nelson
 Common Stock...........       0       $--       8,924       15,456      $189,527    $  241,337
F.R. Oehrlein
 Common Stock...........       0       $--      15,317       19,983      $316,919    $  324,626
R.H. Rawle
 Common Stock...........       0       $--      12,624       25,626      $257,508    $  336,658

--------
* Mr. Tetrault exercised options to acquire 36,034 shares of Common Stock after March 31, 1998 and prior to the date of this Proxy Statement.

PERFORMANCE STOCK AWARDS IN FISCAL YEAR 1998

  The following table provides information concerning performance stock awards of restricted shares made to each of the Named Executive Officers during fiscal year 1998.

              LONG-TERM INCENTIVE PLAN--PERFORMANCE STOCK AWARDS
                             IN FISCAL YEAR 1998*

                                                          NUMBER OF
                                                         PERFORMANCE PERFORMANCE
NAME                                                       SHARES      PERIOD
----                                                     ----------- -----------
R.E. Tetrault...........................................    3,450      2 years
G.W. Drinkwater.........................................    3,450      2 years
K.S. Nelson.............................................    2,350      2 years
F.R. Oehrlein...........................................    2,620      2 years
R.H. Rawle..............................................    4,760      2 years

--------
* No shares are issued by the Company at the time of the performance stock award (2/3/98). Actual number of shares issued to an executive will be based on the change in the market price of the Common Stock two years after the date of the award. The number of shares to be received by an executive, if any, is determined on the second anniversary of the award date by calculating the difference between the fair market value of the Common Stock (based upon the preceding 30 trading day average) and the fair market value of the Common Stock on the award date. The difference is multiplied by that number of shares in an executive's award, and the resulting product is divided by the fair market value of the Common Stock as of the second anniversary of the award date, calculated as described above. The resulting number is added to (in the case of an increase in share price) or subtracted from (in the case of a decrease in share price) the number of shares in an executive's applicable award. The award, as adjusted (to the extent not reduced to zero), is then issued to the executive as restricted stock as of the second anniversary of the award date, for which the executive is required to pay $1.00 per share. The restricted stock vests two years thereafter. Prior to vesting, such restricted stock is nontransferable and subject to forfeiture under certain circumstances.

RETIREMENT PLANS

  Pension Plan. Officers of the Company (other than those who are also officers of McDermott International, McDermott Incorporated or The Babcock & Wilcox Company, such as Mr. Tetrault) and all regular full time employees of the Company or certain of its subsidiaries, except certain non-resident alien employees who are not citizens of a European Community country or do not earn income in the United States, Canada or the United Kingdom, were covered under The Retirement Plan for Employees of J. Ray McDermott Holdings, Inc. (the "J. Ray McDermott Retirement Plan"). Mr. Tetrault and other employees of McDermott International, McDermott Incorporated or The Babcock & Wilcox Company who also serve as officers of the Company receive their salaries from these other companies and are covered under these companies' retirement plans. Employees do not contribute to the J. Ray McDermott Retirement Plan and company contributions are determined on an actuarial basis. Generally, an employee must be employed by the Company or a subsidiary for one year prior to participating in the plan and must have five years of continuous service to vest in any accrued benefits under the plan. To the extent that benefits payable under these qualified plans are limited by Section 415(b) or 401(a)(17) of the Internal Revenue Code, pension benefits will be paid directly by the Company or a subsidiary under the terms of the unfunded excess benefit plans maintained by them (the "Excess Plans").

  The following table shows the annual benefit payable under the J. Ray McDermott Retirement Plan at age 65 (the normal retirement age) to employees retiring prior to April 1, 1998 in accordance with the lifetime only method of payment and before profit sharing plan offsets. Benefits are based on the formula of a specified percentage (dependent on years of service) of average annual basic earnings (exclusive of bonus and allowances) during the 60 consecutive months out of the ten years prior to retirement in which such earnings were highest

("Final Average Earnings") less a specified percentage of anticipated social security benefits, plus a fixed pension supplement. As of March 31, 1998, Messrs. Drinkwater, Nelson, Oehrlein and Rawle had Final Average Earnings and years of credited service as follows: $173,108 and 24.2 years, $142,617 and
26.11 years, $158,450 and 26.3 years, and $176,101 and 19.6 years, respectively, under the J. Ray McDermott Retirement Plan. Unless elected otherwise by the employee, payment will be made in the form of a joint and survivor annuity of equivalent actuarial value to the amount shown below.

                       J. RAY MCDERMOTT RETIREMENT PLAN

 FINAL       ANNUAL BENEFITS AT AGE 65 FOR YEARS OF SERVICE INDICATED
AVERAGE    --------------------------------------------------------------------
EARNINGS     10        15        20        25        30        35        40
--------     --      -------   -------   -------   -------   -------   -------
100,000    $14,106   $21,097   $28,088   $35,080   $42,071   $49,062   $56,054
125,000     18,272    27,347    36,422    45,496    54,571    63,646    72,720
150,000     22,439    33,597    44,755    55,913    67,071    78,229    89,387
175,000     30,772    46,097    61,422    76,746    92,071   107,396   122,720
200,000     30,772    46,097    61,422    76,746    92,071   107,396   122,720

  Supplemental Executive Retirement Plan. The Company is a participating employer in McDermott International's Supplemental Executive Retirement Plan (the "SERP"), and as a result, the SERP covers certain officers of the Company as well as officers of McDermott International and other designated companies. Generally, retirement benefits are based upon a specified percentage (determined by age, years of service and date of initial participation in the SERP) of final 3-year average cash compensation (salary plus supplemental compensation for the highest three out of the last ten years of service) or 3-year average cash compensation prior to SERP scheduled retirement date, whichever is greater. The maximum benefit payable to any officer that is an employee of the Company may not exceed 60-65% (dependent upon date of initial participation in the SERP) of such 3-year average cash compensation. Payments under the SERP will be reduced by an amount equal to pension benefits payable under any other retirement plan maintained by the Company, any of its subsidiary companies or any previous employer. A death benefit is also provided under the SERP. Before giving effect to such reductions, the approximate annual benefit payable under the SERP to Messrs. Drinkwater, Nelson, Oehrlein and Rawle at retirement age as stated in the SERP is 60% of each such person's final 3-year average cash compensation. No officer of McDermott International who also served as an officer of the Company during fiscal year 1998, including Mr. Tetrault, will receive a benefit under the SERP as a result of his service as an officer of the Company. Such officers, however, may receive a benefit under the SERP as a result of their service as executive officers of McDermott International based upon the salary and bonus paid to them by such company.

  A trust (the assets of which constitute corporate assets) has been established, which is designed to ensure the payment of benefits arising under the SERP, the Excess Plans and certain other contracts and arrangements (collectively, the "Plans") in the event of an effective change in control of the Company. Although the Company would retain primary responsibility for such payments, the trust would provide for payments to designated participants, in the form of lump sum distributions, if certain events occur following an effective change in control of the Company, including but not limited to the failure by the Company to make such payments and the termination of a participant's employment under certain specified circumstances. In addition, with respect to benefits which otherwise would have been paid in the form of an annuity, the trust provides for certain lump sum equalization payments which, when added to the basic lump sum payments described above, would be sufficient, after payment of all applicable taxes, to enable each active participant receiving a lump sum distribution to purchase an annuity that would provide such participant with the same net after-tax stream of annuity benefits that such participant would have realized had he retired as of the date of the lump sum distribution and commenced to receive annuity payments at that time under the terms of the applicable Plan, based on salary and service factors at the time of the effective change in control. With respect to designated participants who retire prior to an effective change in control and who receive a basic lump sum distribution under the circumstances described above, the trust provides for similar lump sum equalization payments, based on salary and service factors at the time of actual retirement.

                             INDEPENDENT AUDITORS

  Ernst & Young LLP ("Ernst & Young") served as the Company's independent auditors during fiscal year 1998. Representatives of Ernst & Young are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

  No decision has been made as to the selection of the Company's independent auditors for the fiscal year ended March 31, 1999. The Audit Committee of the Board has considered the possibility of making a change in the Company's independent auditors but has not submitted a formal recommendation to the Board of Directors for approval. A decision as to the selection of the Company's independent auditors for fiscal year 1999 is expected to be made prior to the Annual Meeting.

  During the Company's two most recently completed fiscal years and the current interim period, there have been no disagreements with Ernst & Young on any matters of accounting principles or practice, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young, would have caused it to make a reference to the subject matter of the disagreement in connection with its report. Ernst & Young's reports on the Company's financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

                             CERTAIN TRANSACTIONS

MCDERMOTT INTERNATIONAL AND AFFILIATES

  McDermott International owns approximately 60% of the outstanding shares of Common Stock and all of the 3,200,000 outstanding shares of Series A Preferred Stock of the Company, which represents approximately 63% of the voting stock of the Company. As a result, McDermott International, either directly or through its subsidiaries and affiliates other than the Company and its subsidiaries (collectively, the "McDermott Group"), has provided and, subject to the continuing approval of the Independent Committee, will continue to provide various services to the Company and its subsidiaries in an effort to reduce duplicative costs, overhead and resources.

  Services Agreement and other Administrative Charges. Under the terms of a Services Agreement, McDermott International provides certain services to the Company, based primarily upon a predetermined annual fee for each such service. Such services include accounting and financial reporting, treasury and financing, tax administration and research, human resources, risk management, public and investor relations, executive officer, legal and corporate secretary, business planning and analysis, purchasing and procurement, and project management services. For fiscal year 1998, the Company paid to McDermott International approximately $13.1 million under the Services Agreement.

  During the same period, McDermott International and other members of the McDermott Group also provided other administrative services, including investment portfolio management, data processing development, telecommunication and lobbying services, and shared office space to the Company for which it paid to McDermott International approximately $5.2 million.

  The Independent Committee of the Board reviews the services provided by McDermott International and other members of the McDermott Group to the Company and its subsidiaries on an annual basis. After consultation with McDermott International and giving due consideration to the legal obligations of McDermott International, the Company may seek the provision of any of the above described services from third parties if the Board of Directors of the Company, after receiving the recommendation of the Independent Committee of the Board, determines that obtaining such services from third parties is in the best interests of the Company.

  Other Arrangements and Transactions. During fiscal year 1998, the Company and its subsidiaries purchased from McDermott International and other members of the McDermott Group approximately $8.9 million of other services, on an as requested basis, the costs of which were based on charges to unrelated parties for similar work. Such services relate primarily to technology development and research, and engineering, procurement and construction services on a power plant project. During the same time period, the Company and its subsidiaries provided marine construction and engineering services to McDermott International and other members of the McDermott Group, on the same basis, for which the Company recognized revenue in the amount of approximately $22 million.

  While the Company's employee liability, comprehensive general liability, property, marine and other insurance programs are placed through commercial insurance carriers, substantially all of such employee liability exposure is reinsured, and significant deductibles under the Company's other insurance programs are insured, by wholly-owned insurance subsidiaries of McDermott International. The premiums charged by such insurance subsidiaries of McDermott International for such insurance are primarily based on claims experience and forecasted future activities of the Company and its subsidiaries. Management believes that this approach is more cost-effective than other alternatives as there is generally no commercial market for insurance on the same economic terms for these types of exposures.

  Effective November 30, 1997, the Company acquired from McDermott International its 60% interest in Tallares Navales del Golfo S.A. de C.V., which operates a shipbuilding and repair business in Vera Cruz, Mexico, for approximately $19.7 million.

  Effective December 31, 1997, the Company also acquired from McDermott International (a) its 50% interest in McDermott Engineering Houston, LLC (an offshore and onshore engineering and design company) for approximately $2.9 million and (b) Menck GmbH (a manufacturer of marine and onshore pile-driving hammers and associated equipment) for approximately $5.6 million and the assumption of $6.7 million in liabilities.

  All of these transactions were negotiated at arms-length by the parties and, to the extent required, approved by the Independent Committee of the Board.

  Series A Preferred Stock. During fiscal year 1998, McDermott International as the sole holder of all of the outstanding Series A Preferred Stock of the Company received quarterly dividend payments totalling $7.2 million from the Company.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own 10% or more of the Company's voting stock to file reports of ownership and changes in ownership of the Company's equity securities with the SEC and the New York Stock Exchange. Directors, executive officers and 10% or more stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no forms were required, the Company believes that its directors, executive officers and 10% or more beneficial owners complied with all Section 16(a) filing requirements during fiscal year 1998, except that R. H. Rawle, an executive officer of the Company, inadvertently reported 21 days late the purchase of 800 shares of the Company's Common Stock on a Form 4.

                            STOCKHOLDERS' PROPOSALS

  Proposals by stockholders intended to be presented at the 1999 Annual Meeting must be received by the Corporate Secretary of the Company no later than March 3, 1999, in order to be qualified for inclusion in the Company's Proxy Statement and form of proxy for such meeting. Concurrently therewith, proponents shall provide the Company in writing with his or her name, address, the number of shares of Common Stock held of record or beneficially, the date or dates upon which such Common Stock was acquired and documentary support for a claim of beneficial ownership.

                                          By Order of the Board of Directors,

                                          /s/ S. Wayne Murphy
                                          --------------------------
                                          S. Wayne Murphy
                                          Secretary

Dated: July 1, 1998

                            J. RAY McDERMOTT, S.A.

                      SOLICITED BY THE BOARD OF DIRECTORS


The undersigned hereby appoints S. Wayne Murphy and Daniel R. Gaubert or either of them, as attorneys, agents and proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of J. Ray McDermott, S.A. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on Friday, August 7, 1998, at 9:30 a.m. local time and at any adjournment(s) of such meeting with all powers which the undersigned would possess if personally present.

PLEASE MARK, SIGN AND DATE THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

The undersigned acknowledges receipt of J. Ray McDermott, S.A.'s Annual Report for the fiscal year ended March 31, 1998 and Notice of Annual Meeting of Stockholders and related Proxy Statement.


--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE





                            J. RAY McDERMOTT, S.A.

                        ANNUAL MEETING OF STOCKHOLDERS
                            FRIDAY, AUGUST 7, 1998
                                   9:30 a.m.
                          HYATT REGENCY, NEW ORLEANS
                                CABILDO A AND B
                        POYDRAS STREET AT LOYOLA AVENUE
                            NEW ORLEANS, LOUISIANA


--------------------------------------------------------------------------------

                                                                                                                   Please mark
                                                                                                                   your vote as
                                                                                                                   indicated in
                                                                                                                   this example  [X]


1. The election of 01 William J. Johnson, 02 Robert H. Rawle       Every properly signed Proxy will be voted in accordance with the
   and 03 Rober E. Tetrault as Class I Directors.                  specifications made thereon. If not otherwise specified, this
                                                                   Proxy will be voted FOR the election of Directors. The proxy
        FOR              WITHHOLD AUTHORITY                        holders named above also will vote in their discretion on any
    all nominees         from all nominees                         other matter that may properly come before the meeting.
        [_]                   [_]

(INSTRUCTION: To withhold authority to vote for any individual      ================================================================
nominee, write that nominee's name in the space provided below.)           *** IF YOU WISH TO VOTE BY TELEPHONE, PLEASE READ
                                                                                        THE INSTRUCTIONS BELOW***
_____________________________________________________________      =================================================================


                                                                                          ------------------------------------------
                                                                                                         ANNUAL REPORT
                                                                                          ------------------------------------------
                                                                             _____        Mark here to discontinue annual report
                                                                                 |        mailing for the account (for multiple
                                                                                 |        account holders only)               [_]
                                                                                          ------------------------------------------


                                                                                          ------------------------------------------
                                                                                          Signature(s)

                                                                                          ------------------------------------------
                                                                                          Date

                                                                                          (Signature(s) should agree with name(s) on
                                                                                          stock certificates as specified hereon.
                                                                                          Executors, administrators, trustees, etc.,
                                                                                          should indicate when signing).
------------------------------------------------------------------------------------------------------------------------------------
                                                       FOLD AND DETACH HERE

                                                         VOTE BY TELEPHONE

                                                   QUICK *** EASY *** IMMEDIATE

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

 .    You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.

     OPTION #1: To vote as the board of Directors recommends on ALL proposals, Press 1

                                        When asked, please confirm your vote by Pressing 1.

     OPTION #2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:

                       Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.
                                   To withhold FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

                                        WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

                                   PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF VOTED BY PHONE.

CALL ** TOLL FREE ** ON A TOUCH TONE TELEPHONE
          1-800-840-1208-ANYTIME
   There is NO CHARGE to you for this call.

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